EXHIBIT 3.2

                          ARTICLES OF AMENDMENT

                            PROMAP CORPORATION

I. The Articles of Incorporation of PROMAP Corporation are hereby amended as hereinafter set forth.

     A.  Article THIRD is amended as follows:

     This Corporation is organized for the transaction of all lawful business and may exercise the powers and privileges conferred upon corporations by the laws of the State of Colorado.

     B.  Article FOURTH is amended as follows:

     The authorized stock in this corporation shall be divided into two hundred thousand (200,000) shares consisting of one class and one series only and all shares so issued are without par value. Shares of stock may not be divided into fractional interests. So-called stock rights or options shall not be allowed except as hereinafter set forth. The right to fix the consideration for shares of stock is expressly reserved to the shareholders. Preemptive rights are specifically denied. Additional shares of stock or additional classes of stock may not be issued without fifty-one percent (51%) shareholder approval. Any shares issued under the original Articles of Incorporation will be exchanged for new shares on a one-for-two basis.

     C.  Article FIFTH is amended as follows:

     In the election of directors, the voting of shares shall be by straight voting. At all meetings of shareholders fifty-one percent (51%) of the persons entitled to vote at any such meeting, represented in person or by proxy, will constitute a quorum necessary for the transaction of shareholder business. A fifty-one percent (51%) majority vote will be necessary to approve any shareholder action, issuance or sale of new stock. Only record owners of shares and not equitable owners' of shares are entitled to voting rights, notice, and dividends as further described in Article FOURTEENTH 4.

     D.  Article SIXTH is deleted in its entirety.

     E.  Article SEVENTH is amended as follows:

     The name and address of the registered agent of the Corporation is:

               Steven A. Tedesco
               1331 Seventeenth Street
               Suite 580
               Denver, Colorado 80202

     F.  Article EIGHTH is amended as follows:

     The address of the place of business is:

               1331 Seventeenth Street
               Suite 580
               Denver, Colorado 80202
     G.  Article NINTH is amended as follows:

     This Corporation shall be governed by a Board of Directors the number of which shall be three (3). The names and addresses of the individuals constituting the present Board of Directors, who are to serve as directors until the next annual meeting of shareholders or until their successors are duly elected and shall qualify, are:

               Steven A. Tedesco
               16746 East Prentice Circle
               Aurora, Colorado 80015

               Margaret Scarborough
               1625 Larimer, #2007
               Denver, Colorado 80202

               Peter Tunkey
               4499 Genesee Street
               Buffalo, New York 14225

     H.  A new Article ELEVENTH is added as follows:

     To the extent that it has unreserved and unrestricted surplus this Corporation at its sole option may purchase or redeem shares of the Corporation in whole or in part at a price equal to the principle paid for such shares and interest at the legal rate thereon from the date of purchase plus all accrued but unpaid dividends and interest at the legal rate thereon from the date of such accrual of said dividend.

     I.  A new Article TWELFTH is added as follows:

     All Bylaws necessary for the operation of this Corporation shall be adopted, amended, or repealed by a fifty-one percent (51%) vote of the shareholders.

     J.  A new Article THIRTHTEENTH is added as follows:

     This Corporation shall have two (2) officers, President and Secretary/Treasurer. The officers shall have those powers and responsibilities as set forth by the bylaws, but in any case any officer of the Corporation shall be deemed and empowered to conduct business on behalf of the Corporation. The present officers are as follows:

          President:              Steven A. Tedesco
                                  16746 East Prentice Circle
                                  Aurora, Colorado 80015

          Secretary/Treasurer:    Christine Tedesco
                                  16746 East Prentice Circle
                                  Aurora, Colorado 80015

     K.  A new Article FOURTEENTH is added as follows:

     The following provisions are inserted for the management of the business and/or the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.
          1.  Transactions With Interests of Persons.

          No contractor other transaction between the Corporation and one or more of its directors, or between the Corporation or any corporation, partnership, association or any other association in which one or more of its directors or officers have a financial interest in, shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his, her or their votes are counted for such purposes if:

               a. The material facts as to his relationship or interest as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes, approves or ratifies the contract or transaction by an affirmative vote of a majority of the disinterested directors even though the disinterested directors are less than a quorum; or,

               b. The material facts as to his relationship or interest as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by the vote of the shareholders; or,

               c. The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or the committee thereof which authorizes, approves or ratifies the contract or transaction.

          2.  Indemnification and Advancing of Expenses.

          The Corporation may indemnify and advance expenses, to the extent permitted by law, for any person who is or was a director, agent, fiduciary or employee of the Corporation against any claim which results from actions reasonably taken by him or her at the direction of the Corporation. Procedures for such indemnification shall be set forth in the Bylaws. The Corporation may further have the authority to the full extent permitted by law to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising or incurred by them in all other circumstances and to maintain insurance or provide self insurance for such persons.

          3.  Elimination of Liability for Breach of Duty of Due Care.

          Personal liability of any director to the Corporation or its shareholders as a result of the breach of any fiduciary duty as a director is hereby eliminated insofar as such elimination is allowed under Colorado law.

          4.  Negotiations of Equitable Interest in Shares or Rights.

          The Corporation shall be entitled to treat the registered owner of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limiting the generality hereof a purchaser, assignee or transferee of such shares or rights derived from such shares, unless and until such other person becomes a registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the claim and interest of such other person. By way of an example and not of limitation, until such other person has become a registered holder of such shares, he shall not be entitled: to receive notice of the meetings of the shareholders; to vote at such meetings; to examine the list of shareholders; to be paid dividends or other sums payable to shareholders; or to own, enjoy and exercise any other rights deriving from such shares against the Corporation.

     L.  A new Article FIFTHTEENTH is added as follows:

     These Articles of Incorporation may be amended only by affirmative vote of fifty-one percent (51%) of the shareholders entitled to vote.

II. One hundred percent (100%) of the shares of the Corporation are owned by the undersigned Steven A. Tedesco. Mr. Steven A. Tedesco is a director of the Corporation. During a shareholders meeting the foregoing Articles of Amendment of PROMAP Corporation were approved by a vote sufficient for approval. Mr. Steven A. Tedesco was authorized to execute and file said Articles of Amendment on behalf of the Corporation as its President. Ms. Christine Tedesco was authorized to execute these Articles of Amendment as Secretary.

Dated:  9/15/90

                                     /s/ Steven A. Tedesco
                                     Steven A. Tedesco, President

                                     /s/ Christine Tedesco
                                     Christine Tedesco, Secretary


STATE OF COLORADO	        )
                          ) ss
CITY AND COUNTY OF DENVER )

     The preceding Articles of Amendment of PROMAP Corporation were acknowledged and verified under oath before me this 15th day of 1990, by Steven A. Tedesco and Christine Tedesco.

     Witness my hand and official seal.

                                       /s/ John M. Dingess
                                       Notary Public

My commission expires:  August 11, 1991